Exhibit 5.1

April 26, 2013 Encore Capital Group, Inc. 3111 Camino Del Rio North, Suite 1300 San Diego, California 92108

Re:	Registration Statement on Form S-4; up to 1,689,372 shares of Common Stock, par value $0.01 per share, of Encore Capital Group, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Encore Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 1,689,372 shares of common stock, $0.01 par value per share (the “Shares”). The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2013 (Registration No. 333-187581) (as amended, the “Registration Statement”), in connection with that certain Agreement and Plan of Merger, dated as of March 6, 2013 (the “Merger Agreement”), by and among Asset Acceptance Capital Corp., a Delaware corporation (“AACC”), the Company and Pinnacle Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (i) assumed that prior to the issuance of any of the Shares, (a) the Registration Statement will have become effective under the Act, (b) to the extent required under the laws of Delaware, the stockholders of AACC will have adopted the Merger Agreement, (c) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and (d) the proceedings proposed to be taken by the Company in connection with the issuance and delivery of the Shares will be taken in a timely manner, and (ii) relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

April 26, 2013

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable stockholders of AACC, and have been issued by the Company against payment therefor in the circumstances contemplated by the Merger Agreement and the Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP